Exhibit 99.1

INITIAL PUBLIC OFFERING OF OVERNITE

PRICED AT $19.00 PER SHARE

FOR IMMEDIATE RELEASE:

OMAHA, Neb., October 31, 2003—Union Pacific Corporation (NYSE: UNP) announced that the initial public offering of 25,000,000 shares of the common stock of Overnite Corporation (NASDAQ: OVNT) was priced at $19.00 per share. The transaction is expected to close on Wednesday, November 5, 2003. The shares of common stock of Overnite Corporation have been approved for listing and will begin trading today, October 31, 2003.

Union Pacific will record an estimated $200 million after-tax gain on the sale of Overnite, adding approximately $0.75 per diluted share to fourth quarter earnings. At closing, Union Pacific will receive net proceeds totaling approximately $575 million, after transaction costs, from the equity sale and the Overnite dividend payment. Overnite will not receive any of the sale proceeds.

Credit Suisse First Boston and Morgan Stanley are acting as joint book-running managers for the offering. Citigroup, Banc of America Securities LLC, JPMorgan and Merrill Lynch & Co. are acting as co-managers for the offering. Union Pacific has granted the underwriters an option to purchase up to an additional 2,500,000 shares of Overnite’s common stock to cover over-allotments, if any.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The offering will only be made by means of a prospectus. A prospectus may be obtained by contacting Credit Suisse First Boston LLC, Prospectus Department, One Madison Avenue, New York, New York, 10010, (212) 325-2580; or Morgan Stanley & Co., Incorporated, Prospectus Department, 1585 Broadway, New York, New York, 10036, (212) 761-6775. An electronic copy of the prospectus is available at the Web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

Overnite, through its subsidiaries Overnite Transportation Company and Motor Cargo Industries, is one of the largest less-than-truckload carriers in the United States with 208 service centers and a fleet of over 6,000 tractors and over 22,000 trailers, providing full state coverage to all 50 states. Its predominantly non-union workforce of over 14,500 employees provides customers with direct access to over 45,000 cities in the United States, Canada, Puerto Rico, Guam, the U.S. Virgin Islands and Mexico.

Overnite’s contact for investors is Paul Hoelting at (804) 231-8455 and the media contact is Ira Rosenfeld at (804) 291-5362. Union Pacific’s investor contact is Jennifer Hamann at (402) 271-4227 and the media contact is Kathryn Blackwell at (402) 271-3753.

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This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events and is subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the statements due to, among other factors, changes in global, political, economic, business, competitive, market and regulatory factors. More detailed information about such factors is contained in filings made with the Securities and Exchange Commission by Union Pacific Corporation and Overnite.